Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment to Form S-3

(Form Type)

Bed Bath & Beyond Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	2,762,444(1)	3.88	$10,718,282.72	0.00011020	$1,181.16

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$10,718,282.72		$1,181.16

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$1,181.16

(1)	Consists of 2,762,444 shares of the Registrant’s common stock beneficially owned by the selling stockholder named herein.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of our common stock on the Nasdaq Global Select Market on November 7, 2022.